Filed Pursuant to Rule 433
Reg No. 333-134553
August 8, 2006

Lehman Brothers Holdings Inc.

Currency Basket Warrants

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	A1/A+

Pricing Date:	August 8, 2006

Settlement Date:	August 11, 2006

Security Type:	Currency Basket Warrants

Legal Format:	SEC-registered

Expiration Date:	February 13, 2008

Issue Price:	$6.23 per Warrant

Number of Warrants:	4,900,000 Warrants

Denominations:	100/100

Exercise Date:	Any New York business day from and including August 11, 2006 to but excluding February 13, 2008.

Amount:	$30,527,000

Notional Amount:	$95.00 per Warrant

Initial Reference Currency Rates and Initial Reference Currency Amounts:	Currency	Initial Reference Currency Rate	Weighting	Initial Reference Currency Amount
	CNY	7.9740	25%	1.9935
	TWD	32.8300	25%	8.2075
	JPY	115.04	25%	28.7600
	SGD	1.5739	25%	0.393475
	USD	1.00000	-100%	-1.00000

CUSIP/ISIN:	52520W721/US52520W7213

Listing:	American Stock Exchange (“AAB.WS”)

Joint Managers:	Lehman Brothers, Oppenheimer & Co.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC, for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers by calling toll-free at 1-888-603-5847 or from Oppenheimer & Co. by calling toll-free at 1-800-221-5588, Attention: Syndicate.